As filed with the Securities and Exchange Commission on May 17, 2005.	File No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.

(Exact Name of Issuer as Specified in its Charter)

Georgia	58-1807304
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

P.O. Box 398
63 Highway 515
Blairsville, Georgia 30512
(Address of Issuer’s Principal Executive Offices)

Deferred Compensation Plan
(Full Title of the Plan)

Jimmy C. Tallent
President and Chief Executive Officer
P.O. Box 398
63 Highway 515
Blairsville, Georgia 30512
(706) 785-2265
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of Securities	Amount to be		Offering Price Per		Proposed Maximum		Amount of
to be Registered	Registered		Unit		Aggregate Offering Price		Registration Fee
Common Stock $1.00 par value, to be issued under the Deferred Compensation Plan	200,000	(2)	$23.40	(3)	$4,680,000	(3)	$550.84
Deferred Compensation Obligations(1)	$10,000,000		N/A		$10,000,000		$1,177.00
Total							$1,727.84

(1)	The Deferred Compensation Obligations are unsecured obligations of United Community Banks, Inc. to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan.

(2)	In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $23.40 per share, the average of the high and low prices per share of the Common Stock on May 12, 2005, as reported by NASDAQ.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by United Community Banks, Inc. (the “Company” or the “Registrant”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

     (1) The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004.

     (2) The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2005.

     (3) All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004.

     (4) A description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form S-3, File No. 3-116623, filed with the Commission on June 18, 2004, including any amendment or report filed for the purpose of updating such description.

     (5) All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold.

ITEM 4. DESCRIPTION OF SECURITIES

     Common Stock: Inapplicable

     Deferred Compensation Obligations:

     The description of the terms and conditions of the Obligations in this Item 4 is qualified by reference to the deferred compensation plan (the “Plan”), which is filed as Exhibit 4 to this Registration Statement and incorporated herein by reference.

     The Registrant maintains the Plan for its executive officers and certain key officers of its subsidiaries and members of the Company’s Board of Directors and the Banks’ Boards of Directors and Advisory Board Members. The Plan provides for the deferral of compensation, fees and other specified benefits to selected individuals who contribute materially to the continued growth, development and future business success of the Registrant and its affiliates. The obligations of the Company under such agreements to pay the deferred compensation in the future in accordance with the terms of the Plan (the “Obligations”) will be unsecured general obligations of the Company. The Plan is unfunded, and Participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The Company has set up, a “Rabbi Trust” to hold, invest and reinvest deferrals and contributions under the Plan. If a change of control of the Company occurs, as defined in the Plan, the Company will contribute an amount to the Rabbi Trust equal to the Obligations owed to each Participant. However, the Rabbi Trust assets will remain subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

     The amount of compensation to be deferred by each participating employee (a “Participant”) will be determined in accordance with the Plan based on elections by the Participant. Participants may defer annually up to

75% of base salary and up to 100% of cash bonus payments. Directors may defer up to 100% of their director’s fees. Deferral elections are effective for the Plan year and are irrevocable. The Plan allows for additional matching contributions by the Registrant for amounts that would be paid if they do not exceed the allowable amounts under the Registrant’s tax-qualified 401(k) plan. Generally, the Company will make a 100% matching contribution with respect to deferrals under the Plan on the first 5% of an employee’s salary and bonuses. In addition, the Board of Directors may make discretionary contributions to the accounts of any or all participants. Each Obligation will be payable in a lump sum or in equal installments for 5, 10, or 15 years when a participant retires or becomes disabled. A participant may also elect at the time they choose to make deferrals, to have a portion of his or her vested account paid out at a specified time in a lump sum or in annual installments for 2, 3, 4, or 5, years. The benefit payments are taxable to the participant. In addition, a Participant may request a withdrawal of his interest in the Obligation prior to such dates on account of a hardship (as defined by the Plan) or otherwise make a withdrawal with a resulting penalty. The amount of the Company’s Obligation to each Participant will be adjusted to reflect the investment experience of the investment funds in which the Participant’s interest in the Obligations is deemed to be invested. The investment funds are selected by the Plan’s Administrative Committee. Each Participant may elect among these investment funds, those in which his interest in the Obligations will be deemed to be invested. The Obligations will be denominated and payable in United States dollars.

     Neither a Participant nor any other person may assign, alienate, sell, seize, sequester, transfer, pledge, or encumber his or her interest in the Obligations prior to actual payment of deferred compensation, except by will or by the laws of descent and distribution and only to the extent permitted under the Plan.

     The Company reserves the right in its sole discretion to amend, suspend or terminate the Plan at any time, except that no such action shall reduce the amount already credited in a Participant’s Account without the consent of the person affected.

     The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

     The foregoing is not a complete legal description of the Obligations, and is qualified in its entirety by reference to the Plan.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the issuance of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia. As of the date of this prospectus supplement, Kilpatrick Stockton attorneys participating in this matter own approximately 21,450 shares of our common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant’s Articles of Incorporation provide that no director shall be personally liable to the Registrant or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

     The Registrant’s Bylaws require the Registrant to indemnify directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

     In addition, the Bylaws require the Registrant to indemnify directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of the Registrant to procure a judgment in our favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, we will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to the Registrant, unless so ordered by the court in which the legal action or proceeding is brought.

     A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the board of directors, (2) our legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

     As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of the Registrant, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions or (4) for any transaction from which the director received an improper benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Registrant’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

     The exhibits included as part of this Registration Statement are as follows:

Exhibit
Number	Description
4.1
United Community Banks, Inc., Deferred Compensation Plan, effective as of October 21, 2004 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, File No. 0-21656, filed with the Commission on November 9, 2004).

4.2
Amendment No. 1 to United Community Banks, Inc. Deferred Compensation Plan, effective as of May 13, 2005 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, File No. 0-21656, filed with the Commission on May 17, 2005).

5	Opinion of Kilpatrick Stockton, LLP

23.1	Consent of Porter Keadle Moore, LLP

23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5)

24	Power of Attorney (included on Signature Page of this Registration Statement)

ITEM 9. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Articles of Incorporation or Bylaws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on May 17, 2005.

UNITED COMMUNITY BANKS, INC.
By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Jimmy C. Tallent and Robert L. Head, Jr., and either of them, his/her true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing whatsoever requisite and desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on May 17, 2005.

Signature	Title

/s/ Jimmy C. Tallent Jimmy C. Tallent	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Rex S. Schuette Rex S. Schuette	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Alan H. Kumler Alan H. Kumler	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
/s/ Robert L. Head, Jr. Robert L. Head, Jr.	Chairman of the Board
/s/ W. C. Nelson, Jr. W. C. Nelson, Jr.	Vice Chairman of the Board

Signature	Title
/s/ A. William Bennett A. William Bennett	Director
/s/ Robert H. Blalock Robert H. Blalock	Director
/s/ Guy W. Freeman Guy W. Freeman	Director
/s/ Thomas C. Gilliland Thomas C. Gilliland	Director
/s/ Charles Hill Charles Hill	Director
/s/ Hoyt O. Holloway Hoyt O. Holloway	Director
/s/ Clarence W. Mason, Sr. Clarence W. Mason, Sr.	Director
/s/ Tim Wallis Tim Wallis	Director

EXHIBIT INDEX

Exhibit Number	Description
5	Opinion of Kilpatrick Stockton LLP

23.1	Consent of Porter Keadle Moore, LLP

23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5)

24	Power of Attorney (included on Signature Page of this Registration Statement)